Exhibit 23.7

CONSENT OF Baoquan Zhang

Pursuant to Rule 438 under the Securities Act of 1933, the undersigned Baoquan Zhang consents to be named in the Registration Statement on Form F-1 of Changyou Limited, and in all amendments and supplements thereto, as a proposed member of the board of directors and of the audit committee of the board of directors of Changyou.com Limited.

Date: March 24, 2009	/s/ Baoquan Zhang
Baoquan Zhang